Exhibit 10.26

THIS NOTE AND THE SECURITIES ISSUABLE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT"), AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

EDISON NATION INC. SENIOR SECURED NOTE

$250,000	December 4th, 2019

FOR VALUE RECEIVED, Edison Nation Inc., a Nevada corporation (the "Company"), promises to pay to 32 Entertainment LLC (the "Holder") in lawful money of the United States of America the Company the principal sum of $250,000, together with interest from the date of this issuance Senior Secured Note (this "Note") by lender on the unpaid principal balance at a rate equal to 10% per annum computed on the basis of 360 days a year, as simple interest. All unpaid principal, together with any then unpaid and accrued interest and other amounts payable hereunder, shall be due and payable on December 4th, 2020 (the "Maturity Date") or such earlier date as this Note is permitted to be repaid as provided hereunder.

The following is a statement of the rights of Holder and the conditions to which this Note is subject, and to which Holder, by the acceptance of this Note, agrees:

1.	Payments

a.            Interest. Holder shall be entitled to receive, and Company shall pay simple interest on the outstanding principal amount of this Note at an annual rate often percent (10%) from the Original Issuance Date through the Maturity Date. Interest shall be payable on March 4th, June\ September 4th and on the Maturity Date when all amounts outstanding in connection with this Note shall be due and payable (each an "Interest Payment Date") in cash. If any Interest Payment Date is not a Trading Day, the applicable payment shall be due on the next succeeding Trading Day. Payment of principal and interest and shall be made in United States dollars.

The outstanding principal amount all accrued unpaid interest thereon and any other amounts owed under each Note, if not sooner paid, shall be due and payable on the Maturity Date.

b.            Prepayment. The Company, at its sole discretion, reserves the right to prepay, prior to the Maturity Date, all or any part of the principal of the Notes without penalty. Upon a Prepayment, Holder will keep all common stock and warrants, as noted in this agreement.

All payments should be made to:

Account holder: 32 Entertainment LLC
Bank:    JPMorgan Chase Bank, N.A.

270 Park Avenue
New York, NY 10017

ABA routing number: 021000021
Account number: 559668590

2.	Ranking. The Company and Holder acknowledge and agree that this Note rank senior to all other securities of the Company. Payment of all or any portion of the outstanding principal amount of this Note and all interest hereon shall be senior in right of payment and in all other respects to the all other securities of the Company. Payment of all or any portion of the outstanding principal amount of this Note and all interest hereon shall be senior in right of payment and in all other respects to other indebtedness of the Company except for Edison Nation Inc. existing credit facility with Heritage Bank.

Security Interest. This Note is secured by all of the Company's unencumbered unsecured assets. In the event that any or all of the Company's assets are already subject to liens, this Note shall be junior to the rights of other lenders, creditors and other secured parties. During the term of this Note, the Company shall only be permitted to enter into loans junior to the Note, with the consent of Lender.

a.	As collateral security for the Company's obligations pursuant to this Note, the Company hereby pledges, assigns and transfers to the Holder a first priority security interest in and collateral assignment of the Company's right, title and interest in and to all of the Company's tangible and intangible property, including the following, whether now owned or now due, or in which the Company has an interest, or hereafter, at any time in the future, acquired, arising or to become due, or in which the Company obtains an interest, and all products, proceeds, replacements, substitutions and accessions of or to any of the following (collectively, the "Collateral"):

1. all equipment and all warranties, express or implied, related thereto;

11.                   all accounts and accounts receivable;

m.                    all inventory;

1v.                   all contract rights;

v.                    all licenses, permits and approvals by any governmental authority;

vi.                   all general intangibles (including payment intangibles, software, trademarks, patents, copyrights or other intellectual property rights of the Company);

v11.                all equipment (including all machinery, furniture, and fixtures);

v111.              all goods;

ix.                    all chattel paper (whether tangible or electronic);

x.                     all fixtures;

xi.                     all investment property (including all financial assets, certificated and uncertificated securities, securities accounts and security entitlements);

x11.                 all letter-of-credit rights;

xm.                  all rights under judgments and all commercial tort claims;

xiv.                   all books, records and information relating to the Collateral and/or to the operation of the Company's business and all rights of access to such books, records and information and all property in which such books, records and information are stored, recorded and maintained;

xv.                    all insurance proceeds, refunds and premium rebates, including proceeds of fire and credit insurance, whether any of such proceeds, refunds and premium rebates arise out of any of the foregoing or otherwise;

xv1.                 all liens, guaranties, rights, remedies and privileges pertaining to any of the foregoing; and

xvii.                 all proceeds and products of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of, each of the foregoing, and any and all proceeds of any insurance, indemnity, warranty or guaranty payable to the Company from time to time with respect to any of the foregoing.

b.	The Company authorizes the Holder to file or cause to be filed one or more financing statements, amendments to financing statements, continuations to financing statements, in lieu financing statements, and other similar filings with any filing or recording office for the purpose of perfecting or continuing the perfection of or otherwise establishing Holder's security interest in the Collateral.

c.	So long as this Note remains outstanding, the Company agrees to (i) do, observe and perform or cause to be done, observed and performed all of its obligations and all matters and things necessary to be done, observed and performed for the purpose of maintaining the Collateral in good condition, including complying with and maintaining in effect all licenses, approvals and permits and all contracts and contract rights related to the Collateral and (ii) upon the reasonable request of Holder, execute and deliver such further instruments and do or cause to be done such further acts as may be necessary or advisable to carry out the intent and purposes of this Note with respect to the Collateral.

4.	Covenants. As long as any portion of this Note remains outstanding, unless the Holder shall have otherwise given prior written consent, the Company shall not, directly or indirectly:

a.	other than Permitted Indebtedness, enter into, create, incur, assume, guarantee or suffer to exist any indebtedness for borrowed money of any kind, including, but not limited to, a guarantee, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

b.	other than Permitted Liens, enter into, create, incur, assume or suffer to exist any Liens of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

Maturity Date means December 4, 2020.

6.	Manner of Payment upon Maturity. On the Maturity Date, payment of principal and accrued and unpaid interest on this Note will be made by delivery of a check to Payee at Payee's address set out in the Note Agreement or by wire transfer pursuant to instructio ns from Payee. If the date upon which the payment of principal and interest is required to be made pursuant to this Note occurs other than on a Business Day, then such payment of principal and interest shall be made on the next occurring Business Day following said payment date and shall include interest through the next occurring Business Day.

7.	Default. The occurrence of any of the following shall constitute an " Event of Default" under this Note:

a.	Failure to Pay. The Company shall fail to pay (i) when due any principal payment on the due date hereunder or (ii) any interest payment or other payment required under the terms of this Note on the date due and such payment shall not have been made within five (5) Business Days of the Company' s receipt of written notice by the Required Holders of such failure to pay; or

b.	Breaches of Covenants. The Company shall fail to observe or perform any other covenant, obligation, condition or agreement contained in this Note (other than those specified in Section 9 hereof) the failure of which would have a material adverse effect on the Company and such failure shall continue for thirty (30) days after the Company's receipt of written notice by the Holder to the Company of such failure; or

.£,. Voluntary Bankruptcy or Insolvency Proceedings. The Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) admit in writing its inability to pay its debts generally as they mature, (iii) make a general assignment for the benefit ofits orany of its creditors, (iv) be dissolved or liquidated, (v) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vi) take any action for the purpose of effecting any of the foregoing; or

d.	Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company, or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or any of its subsidiaries, if any, or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within forty-five (45) days of commencement.

Rights of Holder upon Default. Upon the occurrence of any Event of Default, hereof and at any time thereafter during the continuance of such Event of Default, Holder may, by written notice to the Company, declare all outstanding obligations payable by the Company hereunder to be immediately due and payable, and take possession of and exercise control over, to the fullest extent permitted by law, any Collateral, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived. Upon the occurrence of any Event of Default without notice, all principal and accrued and unpaid interest hereunder shall automatically become immediately due and payable, and the Holder may take possession of and exercise control over, to the fullest extent permitted by law, any Collateral, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived. In addition to the foregoing remedies, upon the occurrence and during the continuance of any Event of Default, Holder may exercise any other right power or remedy permitted to it by law, either by suit in equity or by action at law, or both.

Notwithstanding the immediately preceding sentence, if a Default is in respect of a bankruptcy or insolvency proceeding the principal of this Note, and all accrued and unpaid interest, shall automatically become immediately due and payable. In addition, Payee may institute judicial proceedings for the collection of the amounts due and may prosecute such proceeding to judgment or final decree, and may enforce the same against Company and collect the amount due (together with reasonable costs of collection, including reasonable attorney' s fees and expenses) adjudged or decreed to be payable in the manner provided by law out of the property of Company. Payee may also exercise the rights of a secured party under the Uniform Commercial Code then in effect in Nevada and under the terms of the other transaction documents and may exercise any and all other rights Payee may have at law or in equity The default rate of interest is 15% per annum.

9.	Equity Consideration.

Origination Shares: 10,000 shares of restricted common stock as an incentive for Investor to provide the Loan ("Shares").

a.	Price: The price will be $1.65, the effective closing price on December 3rd, 2019.

b.	Restriction: The restriction on the resale of the Stock shall be six (6) months from the date of issuance or as otherwise required pursuant to Rule 144 of SEC laws and regulations pertaining to restricted stock.
c.	Warrants: 42,858 warrants with an exercise price of $1.75, with a five (5) year term as set forth in Common Stock Purchase Warrant Agreement.
d.	Registration Rights: The Company will file a registration statement for the Shares and Warrants within 30 days of the closing date of the loan and effective within 90 days of the closing date of the loan.
e.	Share Reservation: The Company will at all times reserve sufficient shares for its authorized capital for all shares underlying the Note and Warrants.

Other terms and conditions of this Note:

1.                 Maximum Rate: Regardless of any provision in this Note or the Note Agreement it is the intention of Company and Payee that Payee not (a) contract for, charge, take, reserve, receive or apply, as interest on all or any part of the principal amount of this Note any amount in excess of the Maximum Rate or the Maximum Amount or (b) receive any unearned interest in violation of any applicable law. If any acceleration of the maturity of this Note produces a rate in excess of the Maximum Rate or if the Payee shall for any reason receive any such unearned interest or if any transaction contemplated hereby would otherwise be usurious under applicable law, then (i) the aggregate of all interest under applicable usury laws that is contracted for, charged, taken, reserved, received or applied under this Note, or otherwise, shall under no circumstances exceed the Maximum Amount, (ii) neither Company nor any other Person shall be obligated to pay the amount of such interest to the extent that it is in excess of the Maximum Amount, (iii) any excess or unearned interest shall be deemed to be and shall be treated as a partial prepayment or repayment of principal and any remaining excess or unearned interest will be refunded to Company, and (iv) the provisions of this Note immediately shall be deemed reformed, without the necessity of the execution of any new document or instrument, so as to comply with all applicable usury laws.

2.                 Consent to Amendments: This Note may be amended, and Company may take any action prohibited by this Note or the Note Agreement, or omit to perform any act it is required to perform by this Note or the Note Agreement, if and only if Company obtains the written consent from 32 Entertainment LLC.

3.                  Successors and Assigns: All covenants and agreements in this Note by or on behalf of Maker and the Payee shall bind and inure to the benefit of the Maker's and Payee's respective successors and assigns.

4.                 Notices: All notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be deemed delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service, by e-mail or by facsimile) to the address, e-mail address or facsimile telephone number set forth beneath the name of such party on its signature page to this Agreement (or to such other address, e-mail address or facsimile telephone number as such party will have specified in a written notice given to the other parties hereto).

5.                 Severability Clause: In case any prov1s10n in this Note shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions in such jurisdiction shall not in any way be affected or impaired thereby; provided that such construction does not destroy the essence of the bargain provided for under this Note or the Note Agreement.

6.                  Governing Law: This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the internal laws of the State of Nevada (without regard to principles of choice of law).

7.                 Waivers: Company and all sureties, endorsers and guarantors of this Note waive and right to notice of default or demand, presentment for payment, notice of non-payment, protest, notice of protest, notice of intent to accelerate, notice of acceleration, and any other notice not specifically required under this note. Failure to exercise any remedy under this Note does not constitute a waiver of such remedy.

8.                  Dispute Resolution: All claims, disputes, and controversies arising out of or in relation to the performance, interpretation, application, or enforcement of this Agreement, including but not limited to breach thereof, shall be referred to mediation before, and as a condition precedent to the initiation of any adjudicative action or proceeding, including arbitration. In the event the parties are unable to settle any dispute through mediation within thirty (30) days of one party notifying the other party of the dispute, such dispute shall be settled by arbitration before the American Arbitration Association under its then applicable rules. The arbitration proceeding will take place in New York, New York and such proceeding shall be before a single arbitrator who is mutually agreeable to the Company and the Payee. If the Company and the Payee are unable to agree on an arbitrator within thirty (30) days after either party first proposes an arbitrator to conduct the proceeding, then each party shall select an arbitrator and the two arbitrators shall select a third arbitrator, which third arbitrator shall conduct the proceeding. The decision of the arbitrator shall be final and binding upon the parties. The arbitrator shall render his award not later than thirty (30) days after the conclusion of the hearing. The decision and award shall be in writing, and counterpart copies shall be delivered to each of the parties. In rendering an award, the arbitrator shall have no power to modify any of the provisions of this Agreement, and the jurisdiction of the arbitrator is expressly limited accordingly. Judgment may be entered on the award of the arbitrator and may be enforced in any competent court having jurisdiction.

9.                 Transaction Documents: means this Note and other related documents executed in connection with the Note. The Company agrees to execute other agreements or documents to effectuate the terms and conditions of this Note.

10.              Attorney Fees: The Company shall pay Holder' s attorneys' fees in connection with review of this Note and related documents in connection with the Note.

THIS NOTE AND OTHERRELATED DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN MAKER AND PAYEE AND MAY NOT BE CONSTRUED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BY THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[SIGNATURE PAGE TO FOLLOW]

BY SIGNING BELOW, THE PARTIES AGREE TO THE TERMS AND CONDITIONS OF THIS NOTE.

THE COMPANY
EDISON NATION, INC.
/s/ Chris Ferguson
By: Chris Ferguson, CEO

Address:
909 New Brunswick Ave Phillipsburg, NJ 08865
E-Mail: cferguson@edisonnation.com

LENDER
32 ENTERTAINMENT, LLC
/s/ Robert Wolf, Founder
Address:
9 Westerleigh Road Purchase, NY 10577
E-Mails; Rwolf@32advisors.com

Copy to: Nirel Levi nlevi@32advisors.com